As filed with the Securities and Exchange Commission on March 27, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

Synchronoss Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	06-1594540
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

200 Crossing Boulevard, 8th Floor

Bridgewater, NJ 08807

(866) 620-3940

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan
Glenn Lurie Inducement Awards

Synchronoss Technologies, Inc. Employee Stock Purchase Plan

(Full title of plans)

Glenn Lurie

President and Chief Executive Officer

200 Crossing Boulevard, 8th Floor

Bridgewater, NJ 08807

(Name and address of agent for service)

(866) 620-3940

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registration has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, $0.0001 par value per share
—2017 New Hire Equity Incentive Plan
Outstanding Option Grants	364,853	$6.88	(2)	$2,509,770.88	$304.19
Outstanding Restricted Stock Awards	810,654	$6.22	(3)	$5,038,214.61	$610.64
Outstanding Performance Awards	30,000	$6.22	(3)	$186,450.00	$22.60
Available Shares	294,493	$6.22	(3)	$1,830,274.00	$221.83
—Inducement Stock Option Awards	1,507,101	$10.04	(4)	$15,131,294.04	$1,833.92
—Inducement Restricted Stock Awards	180,528	$6.22	(5)	$1,121,981.52	$135.99
—Inducement Performance Awards	180,528	$6.22	(5)	$1,121,981.52	$135.99
—Employee Stock Purchase Plan	500,000	$6.22	(6)	$3,107,500.00	$376.63
TOTAL	3,868,157			$30,047,466.57	$3,641.79

(1)         Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “1933 Act”), this Registration Statement shall also cover any additional shares of Registrant’s Common Stock that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s Common Stock, as applicable.

(2)         Represents shares of the Registrant’s Common Stock issuable upon exercise of a stock options granted as an inducement material to their acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Listing Rule 5635(c)(4). Solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the 1933 Act, the price per share and aggregate offering price are based upon the weighted average exercise price for the Registrant’s Common Stock subject to outstanding stock options.

(3)         Represents shares of the Registrant’s Common Stock underlying restricted stock awards or performance awards granted as an inducement material to their acceptance of employment with the registrant, in accordance with the inducement grant exception under Nasdaq Listing Rule 5635(c)(4). Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the 1933 Act.  The offering price per share and aggregate offering price for the unissued stock options and shares of Common Stock are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 26, 2019.

(4)         Represents shares of the Registrant’s Common Stock issuable pursuant to the stock option inducement grants made to Glenn Lurie, the Registrant’s Chief Executive Officer, in accordance with the provisions set forth in that certain employment agreement by and between the Registrant and Glenn Lurie in accordance with the inducement grant exception under Nasdaq Listing Rule 5635(c)(4). Solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the 1933 Act, the price per share and aggregate offering price are based upon the weighted average exercise price for the Registrant’s Common Stock subject to outstanding stock options.

(5)         Represents shares of the Registrant’s common stock issuable pursuant to the restricted stock award and performance award inducement grants made to Glenn Lurie, the Registrant’s Chief Executive Officer, in accordance with the provisions set forth in that certain employment agreement by and between the Registrant and Glenn Lurie in accordance with the inducement grant exception under Nasdaq Listing Rule 5635(c)(4). Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the 1933 Act.  The offering price per share and aggregate offering price for the unissued stock options and shares of Common Stock are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 26, 2019.

(6)         Represents 500,000 of Common Stock reserved for future grant under the Synchronoss Technologies, Inc. Employee Stock Purchase Plan. Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h)(1) under the 1933 Act.  The offering price per share and aggregate offering price for the unissued stock options and shares of Common Stock are based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Global Market on March 26, 2019.

EXPLANATORY NOTE

This registration statement on Form S-8 registers shares of common stock, par value $0.0001 per share (the “Common Stock”) available for issuance under (i) the Registrant’s 2017 New Hire Plan (the “New Hire Plan”), (ii) stock options, restricted stock awards and performance awards granted to Glenn Lurie to induce him to accept employment as the Registrant’s chief executive officer (the “Inducement Awards”) and (iii) the Registrant’s Employee Stock Purchase Plan, as amended (the “ESPP”). The New Hire Plan and the Inducement Awards were approved by the compensation committee of the Registrant’s Board of Directors in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Registrant’s Board of Directors stockholders approved an increase of 500,000 additional shares to the ESPP, subject to stockholder approval, on July 25, 2018.  On November 24, 2018, the Registrant’s stockholders approved the increase of 500,000 additional shares to the ESPP.

PART I

Information Required in the Section 10(a) Prospectus

The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the 1933 Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the 1933 Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

Synchronoss Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)                 The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the Commission on March 18, 2019; and

(c)                  The description of the Registrant’s outstanding Common Stock contained in the Registrant’s Registration Statement No. 000-52049 on Form 8-A filed with the Commission on June 13, 2006, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “1934 Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the 1933 Act. The Registrant’s Bylaws provide for mandatory indemnification of its directors and permissible indemnification of officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Registrant’s Certificate of Incorporation provides that, pursuant to Delaware law, its directors shall not be liable for monetary damages for breach of their fiduciary duty as directors to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the fiduciary duty of the directors, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Registrant has entered into Indemnification Agreements with its directors. The Indemnification Agreements provide the Registrant’s directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit Number	Exhibit
4.1

Instruments Defining the Rights of Stockholders. Reference is made to the Registrant’s Registration Statement No. 000-52049 on Form 8-A, together with the amendments and exhibits thereto, which is incorporated herein by reference pursuant to Item 3(c) to this Registration Statement.

5.1	Opinion and consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP.

10.1

Synchronoss Technologies, Inc. 2017 New Hire Equity Incentive Plan, Form of Notice of Stock Option Grant and Stock Option Agreement, and Form of Notice of Restricted Stock Award and Restricted Stock Agreement (incorporated by reference to the Registrant’s Current Report on Form 8-K filed on December 21, 2017).

10.2	Form of Inducement Stock Option Agreement for Glenn Lurie.

10.3	Form of Inducement Restricted Stock Award Agreement for Glenn Lurie.

10.4	Form of Inducement Performance Award Agreement for Glenn Lurie.

10.5	Employee Stock Purchase Plan (incorporated by reference to Registrant’s Annual Report on Form 10-K for the year ended December 31, 2011).

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP is contained in Exhibit 5.1.

24	Power of Attorney (included on signature page hereof).

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement — notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6 or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bridgewater, State of New Jersey on this 27th day of March, 2019.

SYNCHRONOSS TECHNOLOGIES, INC.

By:	/s/ David Clark
David Clark
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Synchronoss Technologies, Inc., a Delaware corporation, do hereby constitute and appoint Glenn Lurie and Ronald J. Prague, and any of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and either one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement.  Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or either one of them, shall do or cause to be done by virtue hereof.  This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/Glenn Lurie	President and Chief Executive Officer	March 27, 2019
Glenn Lurie	(Principal Executive Officer)

/s/David Clark	Chief Financial Officer and Treasurer	March 27, 2019
David Clark	(Principal Financial Officer and
Principal Accounting Officer)

/s/William J. Cadogan	Director	March 27, 2019
William J. Cadogan

/s/Thomas J. Hopkins	Director	March 27, 2019
Thomas J. Hopkins

/s/James M. McCormick	Director	March 27, 2019
James M. McCormick

/s/Donnie M. Moore	Director	March 27, 2019
Donnie M. Moore

/s/Stephen G. Waldis	Executive Chairman	March 27, 2019
Stephen G. Waldis

/s/Frank Baker	Director	March 27, 2019
Frank Baker

/s/Peter Berger	Director	March 27, 2019
Peter Berger

/s/Robert Aqualina	Director	March 27, 2019
Robert Aqualina

/s/Kristin Rinne	Director	March 27, 2019
Kristin Rinne

/s/Mohan Gyani	Director	March 27, 2019
Mohan Gyani